Exhibit 99.1

GAP INC. REPORTS MAY SALES UP 2 PERCENT;

COMPARABLE STORE SALES DOWN 3 PERCENT

SAN FRANCISCO – June 7, 2007 – Gap Inc. (NYSE: GPS) today reported net sales of $1.19 billion for the four-week period ended June 2, 2007, which represents a 2 percent increase compared with net sales of $1.16 billion for the four-week period ended May 27, 2006. Due to the 53rd week in fiscal year 2006, May 2007 comparable store sales are compared to the four-week period ended June 3, 2006. The company’s comparable store sales for May 2007 decreased 3 percent compared with a 6 percent decrease as reported for May 2006.

Comparable store sales by division for May 2007 were as follows:

•	Gap North America: negative 7 percent versus negative 5 percent last year

•	Banana Republic North America: positive 3 percent versus positive 3 percent last year

•	Old Navy North America: negative 3 percent versus negative 8 percent last year

•	International: flat versus negative 13 percent last year

“In May, our overall summer merchandise sales remained mixed across the brands, and total company merchandise margins were above last year,” said Sabrina Simmons, senior vice president, corporate finance at Gap Inc.

Year-to-date net sales of $4.75 billion for the 17 weeks ended June 2, 2007, increased 3 percent compared with net sales of $4.61 billion for the 17 weeks ended May 27, 2006. Due to the 53rd week in fiscal year 2006, fiscal year 2007 year-to-date comparable store sales are compared with the 17 weeks ended June 3, 2006. The company’s year-to-date comparable store sales decreased 4 percent compared with an 8 percent decrease as reported in the prior year.

As of June 2, 2007, Gap Inc. operated 3,145 store locations compared with 3,070 store locations last year.

For more detailed information, please call 1-800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

June Sales

The company will report June sales on July 12, 2007.

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements related to the year-over-year change in inventory per square foot at the end of the second quarter of fiscal 2007.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company’s supply chain or operations; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007.

Future economic and industry trends that could potentially impact net sales and profitability are difficult to predict. These forward-looking statements are based on information as of June 7, 2007 and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Evan Price	Kris Marubio
415-427-2161	415-427-1798

Greg Rossiter
415-427-2360